                              AMENDED AND RESTATED
                             HYDRATE SALES AGREEMENT

                  This Amended and Restated Hydrate Sales Agreement ("Agreement") is dated as of May 27, 1997 but effective as of August
1, 1995 ("Effective Date"), by and between Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KACC"), and Kaiser LaRoche Hydrate Partners, a Delaware general partnership ("Buyer") and replaces and supercedes the Hydrate Sales Agreement, dated as of January 1, 1993, between KACC and Buyer.

                                    RECITALS

                  A. KACC and LaRoche Chemicals, Inc., a Delaware corporation ("LCI"), have entered into that certain Partnership Agreement, dated as of January 1, 1993 (the "Partnership Agreement"), pursuant to which KACC and LCI created Buyer (LCI was subsequently merged with and into LaRoche Industries Inc., a Delaware corporation ("LII"), with LII as the surviving company and succeeding to all of LCI's rights and obligations hereunder);

                  B. The purpose of Buyer is to serve as the vehicle of KACC and LCI for the development, operation and management of a marketing operation for the sale of alumina trihydrate ("Hydrate") and wet alumina trihydrate filter cake ("Wetcake");

                  C. Hydrate and Wetcake shall be referred to herein together as the "Products";

                  D. This Agreement, as originally entered into by KACC and Buyer effective January 1, 1993, provided that the parties would meet and negotiate good faith amendments to this Agreement with respect to the quantity, quality and pricing of Wetcake at such time as KACC was capable of producing Wetcake at its Gramercy, Louisiana production facility (the "Facility");

                  E. KACC now has the capability of producing Wetcake at the Facility;

                  F. Buyer desires to purchase its requirements of Hydrate and Wetcake from KACC and KACC desires to sell such Hydrate and Wetcake to Buyer, all upon the terms and conditions set forth herein;

                  G. Buyer has assembled and owns certain oxygen operating equipment (the "Oxygen Facility") located at or near the Facility and desires that KACC operate such Oxygen Facility in connection with KACC's production of Products, and KACC is willing to do so on the terms and conditions set forth herein; and

                  H. The parties hereto wish to amend and restate this Agreement to provide the terms and conditions upon which Buyer will purchase Wetcake as well as Hydrate from KACC and upon which KACC will operate the Oxygen Facility in connection with its production of Products.

                  NOW, THEREFORE, in consideration of the terms and conditions set out in this Agreement, the parties agree as follows:

                  1.   QUANTITIES OF PRODUCTS.

                       (a) During the term of this Agreement and subject to the limitations contained in this Agreement, KACC shall sell and deliver to Buyer, and Buyer shall purchase and take delivery of, all of Buyer's requirements for Hydrate and Wetcake. As used herein, the term "Physical Capability" shall mean the maximum capacity of the Facility to produce Products after deducting the amount of Products sold by KACC to LII for LII's internal use at Baton Rouge. Buyer shall purchase from KACC, and KACC shall sell to Buyer, (i) all of Buyer's requirements for Wetcake during the term hereof; and (ii) a minimum total amount per calendar year of no less than 125,000 metric tons of Products; provided, however, that Buyer shall not be liable for damages in the event it fails to purchase such minimum amount of Hydrate as a direct result of market conditions beyond Buyer's control, and provided, further, that Buyer shall not be required to sell Hydrate at a loss in order to purchase the minimum total amount per calendar year referenced above. In the event of capital improvements which increase the Physical Capability of KACC's Gramercy, Louisiana facility, as contemplated in the Partnership Agreement, the minimum total amount per calendar year of Hydrate which Buyer is required to purchase hereunder shall be increased pursuant to the negotiations required under the Partnership Agreement.

                       (b) Notwithstanding Buyer's obligation to purchase all of its requirements from KACC as set forth in subsection (a) above, Buyer shall have the right to purchase its immediate requirements of Products from alternative suppliers in the event the Products delivered to Buyer by KACC fails to meet the quality specifications required under this Agreement. Notwithstanding KACC's obligation to sell and deliver to Buyer all of Buyer's requirements for Products, KACC shall not be obligated to supply in any Year hereunder an aggregate amount of Products in excess of the lesser of (i) the Physical Capability or (ii) the



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



amounts set forth below for each such Year (the "Cap Amount"):

             Year                      Cap Amount (Short Dry Tons)
             ----                      ---------------------------
             1996                      320,000
             1997                      370,000
             1998                      405,000
             1999                      435,000
             2000                      470,000

The parties hereto shall meet to negotiate a mutually-acceptable Cap Amount for the Year 2001 and for the succeeding Years hereunder, commencing no later than April 1, 2000. In the event the parties are unable to agree on a Cap Amount for the Year 2001 on or prior to December 31, 2000, the Cap Amount for such Year shall be an amount equal to the amount of Products actually sold by KACC to Buyer hereunder during the Year 2000 plus ten percent (10%). In the event the parties hereto do not thereafter reach agreement on Cap Amounts for each succeeding Year, the Cap Amount shall increase by two percent (2%) per Year over and above the Cap Amount for Year 2001.

                       (c) In the event Buyer requests an amount of Products in excess of the Cap Amounts, KACC shall reasonably cooperate with Buyer to provide such Products requested by Buyer but shall have no obligation beyond that stated in this subparagraph (c) to supply such excess Products. The price provisions set forth in Article 4 hereof shall not apply to Products supplied by KACC pursuant to this Section 1(c) from any source other than the Facility.

                       (d) At KACC's election, KACC may supply Products from another source but any additional costs incurred by KACC in doing so (including any applicable sales or use tax on such Hydrate) shall be at KACC's sole expense.

                  2.   SCHEDULING OF PURCHASES AND DELIVERIES.

                       (a) Buyer shall notify KACC in writing, by no later than September 30 of each calendar year ("Year"), with respect to its estimated requirements for Products during the following Year and its forecast of requirements for Products during the following five (5) Years ("First Notice"). By no later than October 31 of each Year, Buyer shall notify KACC in writing with respect to its final determination of its Products requirements for the following Year under its best case sales plan ("Second Notice"). The quantity of Products specified in the Second Notice shall constitute the quantity of Products which KACC shall be obligated to make available and sell to Buyer during the following Year, subject to the minimum amount set forth in Section 1(a) hereof and a maximum amount equal to the lesser of (i) the Physical Capacity of the Facility or (ii) the




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



Cap Amount set forth in Section 1(b) hereof. In the event Buyer fails to provide KACC with the Second Notice within the respective time periods set forth above, KACC shall be obligated to make available and sell to Buyer during the following Year the same quantity of Products which KACC is obligated to make available and sell to Buyer during the current Year, plus five percent (5%) of such quantity, provided that in no event shall such increased quantity exceed the lesser of (i) the Physical Capability of the Facility or (ii) the Cap Amount for any Year.

                       (b) Buyer will provide KACC with reasonable advance notice of its future requirements with respect to the delivery of Hydrate and Wetcake, and KACC will endeavor to reasonably meet such delivery requirements and to provide Buyer with reasonable advance notice in the event it is unable to do so. Buyer and KACC will use their best efforts to accommodate any changes which either may request with respect to quantities of Hydrate and Wetcake and schedules of delivery during the term of this Agreement. In estimating and scheduling purchases and deliveries of Products, but always subject to the requirements of Buyer's business, Buyer shall use all reasonable efforts, taking into consideration the seasonal requirements of Buyer, to schedule approximately equal quantities during each quarter, month, week and day during the term of this Agreement.

                       (c) In the event KACC's interest in the Partnership is reduced such that it no longer has at least fifty percent (50%) of the voting power on the Executive Committee (as defined in the Partnership Agreement), the maximum quantity of Products KACC will be obligated to deliver during subsequent calendar years under Section 2(a) will be limited to the quantity sold in the calendar year in which KACC's voting power is reduced (but in no event shall such quantity exceed the Physical Capability of the Facility), and the parties shall discuss appropriate revisions to the provisions on scheduling and deliveries.

                  3.   SPECIFICATIONS.

                       (a) Products delivered by KACC to Buyer shall meet the specifications set forth in Exhibit A. KACC acknowledges that its accuracy in meeting the specifications provided herein is essential to Buyer's business.

                       (b) Notwithstanding the foregoing, in the event Products delivered pursuant to this Agreement fails to meet the specifications set forth in Exhibit A, such failure shall not be regarded by the parties as a cause for rejection of the shipment of such Products unless such differences in specifications render such shipment or a substantial portion thereof unfit for its intended use. Buyer acknowledges that in the course of selling Products to third party customers, certain customers' specifications for Products will be more stringent than the present process capabilities of KACC's facilities would permit. Consequently, Buyer agrees to use its best efforts to (i) segregate Products delivered hereunder according to its particular qualities and (ii) utilize



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



any non-conforming Products by supplying such Products to other customers with less stringent specification requirements.

                       (c) Subject to the foregoing, on notice from Buyer, KACC shall promptly replace all Products failing to meet the required specifications at no additional cost to Buyer; provided, that if KACC shall not promptly replace Products failing to meet specifications, then Buyer may procure replacements, and all costs and expenses incurred in connection with such replacements (including any net costs incurred in disposal of Products failing to meet specifications) shall be for the account of KACC.

                       (d) Notwithstanding any of the foregoing which may be to the contrary, KACC hereby agrees to use its best efforts to achieve 85% minimum reflectance for Products as set forth above; provided however, that the Buyer hereby acknowledges that due to the untried nature of the process, such minimum reflectance level may not be immediately attainable. In the event that KACC is unable, by no later than December 31, 1996 (the "Determination Date"), to produce Products with 85% minimum reflectance, the parties shall promptly meet to determine, in good faith, a reasonable, achievable minimum reflectance specification. In such event KACC shall, on the Determination Date, deliver to Buyer in writing a program designed by KACC to attempt to render the process capable of producing Products meeting the 85% minimum reflectance specification. At such time as KACC and Buyer mutually determine that KACC is capable of producing Products with 85% minimum reflectance on a consistent basis, the 85% minimum reflectance specification, or such higher reflectance specification as to which the parties may agree, shall become mandatory on KACC. Buyer hereby acknowledges and agrees that KACC's best efforts obligations under this Section 3(d) shall not require KACC to make or incur any capital expenditures.

                       (e) The specifications for Wetcake set forth on Exhibit A, other than as otherwise provided in subparagraph (d) above for reflectance, shall be reviewed by the parties on December 31, 1997 to determine whether any adjustments should be made. The specifications as currently set forth on Exhibit A for Wetcake shall continue to govern unless amended by the mutual agreement of the parties in writing.

                  4.   PRICE.

                       (a) The price per metric ton of Products produced at the Facility shall be determined quarterly on the basis of the following formulae:

                       Hydrate Price = (RP x .65385) - (Eh + Oh) + D + DM Wetcake Price = (RP x .65385) - (Ew + Ow) + D + DM

         DM = The cost of Dadmac additive used for control of color of Products. Such cost of such Dadmac additive shall be borne solely by KACC at all times prior to August 1, 1997 and shall be borne solely by Buyer after August 1, 1997.

         RP = RGO Base Price, which shall be determined quarterly and calculated as follows: (i) for the period from the date hereof through July 31, 1997, the RGO Base Price shall be the weighted average selling price on an F.O.B. producing plant basis of one metric ton of C-70 reduction grade alumina ("RGO") (x) sold by KACC from its alumina plants to third party buyers, and
                           (y) purchased by KACC from third party sellers, in both cases during the calendar quarter immediately preceding the quarter for which the RGO Base Price is being determined, (ii) for the period from August 1, 1997 through the remainder of the term hereof, the RGO Base Price shall mean KACC's weighted average selling price on an F.O.B. Gramercy, Louisiana basis of one metric ton of RGO produced at KACC's facility in Gramercy, Louisiana, to unrelated third parties during the calendar quarter immediately preceding the quarter for which the RGO Base Price is being determined. The latter formula for determining the RGO Base Price for calendar quarters following August 1, 1997, shall only be applicable if KACC's Gramercy facility sells to unrelated third parties a minimum of 125,000 metric tons of RGO during the calendar quarter upon which the price calculation is based. If such latter formula is not applicable because the foregoing condition is not met, the former formula shall be applicable until such condition is met.

         Eh = The energy credit for the difference between the energy used to calcine a pound of alumina (2050 BTU/pound) and the heat energy used to produce a pound of Hydrate (232 BTU/pound). The energy factor will be $5.79 for the fourth quarter of 1995, based upon an example price of $2/MM BTU. The amount will be adjusted on January 1 of each calendar year during the term hereof in accordance with the unadjusted percentage change in the PPI-FG until such time as the balance in the Energy Credit Pool (as that term is hereinafter defined) reaches zero (0), at which time, the energy factor shall thereafter be adjusted each quarter according to the average daily NYMEX closing price for the prior quarter plus delivery costs and taxes applicable to natural gas usage.

                           The following example is based upon $2/MM BTU natural gas 4% tax rate and .09 per million BTU delivery cost:

                           Gas Charge     x     PPI-FG93 to 95 basis  =   2.04
                           ----------           --------------
                           $2/MM BTU     x     126.1/123.09

                           4% tax                                     =     .08
                           ------
                           2.04 x .04%

                           Delivery Charge/MM BTU                     =     .09

                           Total Gas/MM BTU                           =  $2.21

                           Energy Credit $ = (2050 BTU - 232) x 2000 Lb. X
                                              --------          --------
                                              Lb. Calc.         Short Ton

                                              102 x $2.21
                                              ---   -----
                                              156   1 million BTU

                                              = $5.25/Short Ton

                                              = $5.79/Dry Metric Ton

                           The "Energy Credit Pool" shall mean an amount, calculated quarterly, equal to, from time to time, the aggregate difference between the energy cost factor as originally calculated under this Agreement commencing on January 1, 1993 as adjusted in accordance with the unadjusted percentage change in the PPI-FG and an amount equal to such energy cost factor had it been adjusted in accordance with the average daily NYMEX closing prices for each quarter plus delivery costs and applicable taxes during such period calculated from and after January 1, 1993.

         Oh =              The operating cost factor per metric ton of Hydrate.
                           The operating cost factor consists of credits for the avoided maintenance and operating costs associated with calcining ($1.98/DMT) and shipping alumina to terminal ($2.12/DMT). The operating costs will be adjusted on a calendar year basis in accordance with the unadjusted percentage change in the PPI-FG.


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



         Ew = The energy credit for the difference between the energy used to calcine a pound of alumina (2050 BTU/pound) and the heat energy used to produce a pound of Wetcake (0 BTU/pound). The energy factor will be $5.91 per dry metric ton of Wetcake for the fourth quarter of 1995, based upon an example price of $2/MM BTU. The amount will be adjusted on January 1 of each calendar year during the term hereof in accordance with the unadjusted percentage change in the PPI-FG until such time as the balance in the Energy Credit Pool reaches zero (0), at which time, the energy factor shall thereafter be adjusted each quarter according to the average daily NYMEX closing price for the prior quarter plus delivery costs.

                           The following example is based upon $2/MM BTU natural gas:

                           Energy Credit $ = ( 2050 BTU - 0)  X  2000 Lb X
                                               --------          -------
                                               Lb. Calc.         Short Ton

                                             102  x  $2
                                             ---     --
                                             156     1 million BTU

                                           = $5.36/Short Ton

                                           = $5.91/Dry Metric Ton

         Ow =              The operating cost factor per metric ton of Wetcake.
                           The operating cost factor consists of credits for the avoided maintenance and operating costs associated with calcining ($1.98/DMT) and shipping alumina to terminal ($2.12/DMT), and the avoided costs of loading dry hydrate ($0.73/DMT). The operating cost factor adds costs for operating the Wetcake loadout facility ($1/DMT). Actual maintenance costs will be billed to Buyer each month.

                                                  Ow = 1.98 + 2.12 + 0.73 - 1.00

                                                  Ow = 3.83/DMT

                           Costs for operating the Wetcake loadout facility ($1/DMT) will be reviewed in December, 1996 for adjustments. Having no prior history of Wetcake production, cost basis will be reviewed yearly



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



                           until such time as KACC and Buyer are satisfied that the cost basis is correct.

                           All avoided costs for Products will be reviewed every five (5) years during the term hereof by the parties hereto to determine the continued propriety thereof.

                  D = the cost of dilution incurred in manufacturing Products, which shall be calculated as follows:

                  (i) for the period from January 1, 1995 through December 31, 1996, D shall equal (a) 0, with respect to each metric ton of Products sold hereunder up to a sum equal to the difference between 220,445 metric tons of Products and the number of metric tons of Products sold to LII in a calendar year pursuant to that certain Specialty Aluminas Sales Agreement dated as of July 26, 1988, as amended, and (b) $6.00 for the fourth quarter of 1995, with respect to each metric ton of Products sold hereunder in addition to the sum referenced in the immediately preceding clause (a), as adjusted on January 1 of each year during each such period in accordance with the unadjusted percentage change in the PPI-FG;

                  (ii) for the period from January 1, 1997 through July 31, 1997, D shall equal (a) 0, with respect to each metric ton of Products sold hereunder up to a sum equal to the difference between 128,593 metric tons of Hydrate and the number of metric tons of Products sold to LCI during such period pursuant to that certain Specialty Aluminas Sales Agreement dated as of July 26, 1988, as amended, and (b) $6.00 (1995 basis), with respect to each metric ton of Products sold hereunder in addition to the sum referenced in the immediately preceding clause (a), as adjusted on January 1, 1997 in accordance with the unadjusted percentage change in the PPI-FG; and,

                  (iii) for the period from August 1, 1997 through the remainder of the term hereof, the cost of dilution incurred in manufacturing Products, which shall be applicable to each metric ton of Products sold hereunder during such period, shall be such amount as the parties shall agree upon in negotiations to occur during the first quarter of 1997, which shall establish (a) a wash water dilution penalty on the filters for quality control equal to the difference



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



                           between the average pounds of water per pound of Products for Products production and the average pounds of water per pound of Products for RGO production, (b) a dilution penalty for oxalate control based on water directly added to the dissolver system, (c) a dilution penalty for oxalate control based on direct steam heating, which shall be calculated based on additional wash water usage and the cost of the steam used, and (d) the cost of the use of any special chemicals used to reduce the dilution penalty (i.e. drainage aid). The total cost of dilution to the process shall be calculated by using KACC's computer program commonly known as the Gramercy Process Model. The cost of dilution incurred in manufacturing Products agreed upon by the parties pursuant to this subsection shall be adjusted on January 1 of each subsequent year in accordance with the unadjusted percentage change in the PPI-FG.

                 PPI-FG = the Producer Price Index for Finished Goods published by the U.S. Bureau of Labor Statistics in the monthly publication Producer Price Indexes for November of the immediately preceding calendar year compared to a base of November 1994. If the U.S. Bureau of Labor Statistics ceases to publish Producer Price Indexes, the parties shall mutually select a reasonable substitute index which is intended to reflect changes in producer prices for finished goods in the United States.

                   (b) In the event of Expansion Improvements, as that term is defined in the Partnership Agreement, approved by the Executive Committee of the Partnership, the price of Products hereunder shall be adjusted in accordance with this Section 4(b). In the event KACC elects to retain ownership of the Expansion Improvements, the price of Products in effect upon the completion of such Expansion Improvements shall be increased by an amount equal to the Reimbursement Amount, as defined below, which shall be amortized over five (5) years at the Reimbursement Interest Rate, as defined below. Such increase in price shall be recovered by KACC in equal amounts on a monthly basis by adjusting the purchase price on the first 10,000 tons of Products sold each month in each of the five years following the completion date of such Expansion Improvements. "Reimbursement Amount" shall mean all of KACC's costs associated with Expansion Improvements, plus interest equal to the published interest rate on five (5) year Treasury Bonds in effect on the date construction commences plus four percent (4%) ("Reimbursement Interest Rate"), such costs being increased by the Reimbursement Interest Rate to the date of the completion of the construction of the Expansion Improvements. The amount of reimbursements to KACC under this Section 4(b) shall be reduced, in an amount to be agreed upon by KACC and Buyer (with the consent of LCI), in order to take into account sales of Products from KACC to LCI for internal use at LCI's Baton Rouge facility.



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



                   (c) In the event the parties determine after review of estimated costs that the values of "Eh", "Oh", "Ew", "Ow", or "D" following completion of the Expansion Improvements are different from such values determined in accordance with Section 4(a) above, that the price of the increased tonnage or new or improved product permitted by such Expansion Improvements shall be priced accordingly. The revised values of "Eh", "Oh", "Ew", "Ow", or "D" determined in accordance with this Section 4(c) shall thereafter be adjusted on January 1 of each calendar year in accordance with the unadjusted percentage change in the PPI-FG.

                    d) Within fifteen (15) days after the beginning of each calendar quarter, KACC shall provide to Buyer a written statement certified by the appropriate officer of KACC to be true and correct, which shall set forth the RGO Base Price and the price for Products for such quarter and state that such prices were accurately calculated. Buyer shall have the right to audit the financial records of KACC to verify the accuracy of the determination of the price of the Products. Such audit shall be conducted at KACC's office located at its Gramercy, Louisiana plant by a firm of independent certified public accountants designated by Buyer. Such audit shall not unreasonably interfere with the operations of KACC. If, as a result of any such audits, it is determined that Buyer is entitled to recover in excess of $50,000.00 from KACC for any calendar year due to any inaccuracies in the invoices or any reports theretofore provided by KACC for such year, then in addition to any such recovery, Buyer shall also be entitled to recover the costs incurred in conducting such audits plus interest on all amounts recovered at the Reimbursement Interest Rate or the maximum permitted rate, whichever is less.

                   (e) In the event in any quarter the market prices of RGO increase to the level that the margin between the price of Products to Buyer hereunder and the prevailing prices at which Buyer is selling Products to its customers is eliminated or substantially narrowed, then the parties will meet to confer regarding a temporary reduction in the price at which Products is sold under this Agreement. The amount of the Products price reduction and the duration of the period during which it shall remain in effect, and the amount of a subsequent Products price increase and the period during which it shall remain in effect, shall be determined under the principle that the average price of Products under this Agreement during the period in which the price is adjusted (either reduced or increased) shall be substantially the same as if the price had not been so adjusted.

               5.  OXYGEN PROCESSING FEES; OPERATING FEE; ECONOMIC BENEFIT.

                   (a) The Buyer shall reimburse KACC for all costs related to the operation and maintenance of the oxygen injection facility and the implementation of the program designed by KACC which is referenced in Section 3(d) above. These costs will include purchases of oxygen and additional sulfide required, rent, administrative costs, insurance, property taxes, ISO costs and environmental costs. The Buyer will be responsible for the costs of any additional chemicals or materials needed to achieve the reflectance levels required by the Buyer other than as otherwise provided herein with respect to Dadmac. Additional sulfide will be charged at the rate of .727 tons of sulfide per ton of oxygen.

                        Additional power over normal Bayer plant operations will be required to operate the oxygen injection and Wetcake loadout facilities. The Buyer shall be recharged the actual cost of that power. The charge will be calculated as follows:

       [(13090 kwh/month + (4.94 kwh x TPM Wetcake)] x Incremental KACC power rate] + (0.299 x TPM Wetcake x (gas price per Henry Hub + delivery/mmbtu)) + $1728/month

                        Where TPM is the tons per month of Wetcake on a short dry ton basis and the Incremental KACC power rate is the rate as defined by Amendment No. 2 to the Powerhouse Operating Agreement, dated as of November 1, 1996, by and between KACC and LII.

                        In the event that KACC does not purchase incremental power from LII, then the monthly power charge shall be calculated as follows:

       [13090 kwh/month + (4.94 kwh x TPM Wetcake)] x [.0125 x (gas price per Henry Hub + delivery/mmbtu)] + [0.299 x TPM Wetcake x (gas price per Henry Hub + delivery/mmbtu)] + $1728

                        If a liquor purge or liquor sale must be made for sulfate control, the Buyer shall share in the cost (or gain) for the sulfate reduction.

                 (b) In addition, in consideration of KACC's operation of the oxygen injection facility under that certain Lease, dated as of March 26, 1996, by and between Buyer and KACC (the "Oxygen Operating Lease"), Buyer shall pay to KACC an oxygen operating fee (the "Operating Fee"), payable in such amounts and at such times as the "Basic Rent" or Renewal Rent, as applicable, as those terms are defined in the Oxygen Operating Lease, are payable under the Oxygen Operating Lease.

                 (c) In addition, in consideration of KACC's operation of the wetcake facility under that certain Lease, by and between Buyer and KACC (the "Wetcake Operating Lease"), Buyer shall pay to KACC a wetcake operating fee (the "Operating Fee"), payable in such amounts and at such times as the "Basic Rent" or Renewal Rent, as applicable, as those terms are defined in the Wetcake Operating Lease, are payable under the Wetcake Operating Lease.

                 (d) The parties hereby acknowledge that KACC may derive significant economic benefits from the addition of the Oxygen Facility and the Sulfate Removal System to the Bayer process at the Facility. The parties further acknowledge that KACC may incur significant costs as a result of KACC's ongoing pursuit of alternatives to the installation of the Sulfate Removal System and that one or more of such alternatives may result in significant cost savings to KACC in producing the Products hereunder. In light of the foregoing, the parties hereby agree as follows:

                 (i) KACC shall have a period of twenty-four (24) months from and after September 1, 1995 to determine, in good faith based upon the state of operations at the end of such time period, whether it will derive a significant net economic benefit from the addition of the Oxygen Facility and the Sulfate Removal System to the operation of the Bayer process at the Facility. Upon the expiration of such period of time, KACC shall deliver written notice to Buyer of its determination whether or not such economic benefit will be obtained by KACC, which notice shall describe the facts and circumstances supporting such determination in sufficient detail. Said determination by KACC shall be conclusive absent manifest error or bad faith on the part of KACC. Buyer and its representatives shall have the right, in connection with its review of KACC's determination, to ask questions of KACC personnel familiar with the determination and to inspect and copy any and all records of KACC pertinent to KACC's determination.

                 (ii) In the event KACC determines that it has enjoyed a significant economic benefit, the dollar amount of such benefit shall be applied, dollar for dollar as provided hereinbelow, to offset Buyer's obligations hereunder to reimburse KACC for its costs in operating the Oxygen Facility and the Sulfate Removal System. The dollar amount of such economic benefit, if any, shall be annualized and a formula established for a period of five (5) years from and after the date of any such determination. Upon the expiration of such five (5) year period, the parties shall meet to determine what adjustments, if any, are necessary to the economic amounts allocable to Buyer. In the event that the amount of the economic benefit exceeds the aggregate amount of all said costs paid or payable to KACC hereunder, the amount of such excess shall be paid by KACC to Buyer; provided, however, that the amount of any such excess payable to Buyer shall in no event exceed the lesser of: (A) $500,000 per year and (B) an amount equal to fifty percent (50%) of such excess.

                 (iii) In the event that all of KACC's reimbursable costs hereunder would be offset by the amount of the above-described economic benefit derived by KACC, KACC shall have the option, at any time following its determination that an economic benefit in such amount exists, to purchase the Oxygen Facility and the Sulfate Removal System from Buyer for an amount equal to Buyer's original cash cost of the Oxygen Facility and the Sulfate Removal System plus an amount equal to accrued interest on such amount calculated from the date of LII's initial funding of capital for the Oxygen Facility or the Sulfate Removal System, as the case may be, at an interest rate equal to the Reimbursement Interest Rate (the "Exercise Price"). Upon KACC's exercise of the foregoing option and payment by KACC of the Exercise Price, KACC shall retain all future economic benefits of the Oxygen Facility and the Sulfate Removal System, KACC shall have no obligation to make payments under Section 5(c)(ii) effective as of the date of KACC's exercise of the option, and Buyer shall be relieved of all of its obligations hereunder to reimburse KACC for its costs in operating the Oxygen Facility and the Sulfate Removal System.

                 (iv) Buyer shall reimburse KACC for such costs related to its efforts to find a suitable alternative to the Sulfate Removal System as KACC and Buyer may agree. In the event a suitable alternative is found the operation of which results in significant cost savings over the operation of the Sulfate Removal System, Buyer's obligation to reimburse KACC for operation and maintenance of the Sulfate Removal System shall be accordingly reduced. For purposes of this provision, the parties acknowledge that KACC may incur such costs at the Facility or at its bauxite affiliate located in Jamaica.


                 6.   SULFATE REMOVAL.

                 The Buyer shall reimburse KACC for all costs related to the operation and maintenance of the sulfate removal system to be installed at the Facility in connection with the Oxygen Facility (the "Sulfate Removal System"). These costs will include purchases of caustic, energy, rent, administrative costs, insurance, property taxes and environmental costs. The Buyer will be responsible for the costs of any additional chemicals or materials needed to facilitate the removal of sulfate from the plant liquor stream. Any and all profits or losses realized from the disposal of sulfate shall be for the account of Buyer.

                 The Buyer will receive an energy charge monthly from KACC to operate the Sulfate

Removal System. The charge will be calculated as follows:

(225KW x hours per month operated) x 12,500 btu/kwh x (gas price per nymex + delivery/mmbtu)

                  Where hours per month operated includes all time that the pumps are energized to remove sulfate or clean the unit.

                  7.        DELIVERY OF PRODUCTS.

                  All Hydrate delivered by KACC to Buyer shall be delivered at Buyer's option to either trucks or Buyer's rail cars, F.O.B. KACC's loadout spout and all Wetcake delivered by KACC to Buyer shall be delivered to trucks F.O.B. KACC Wetcake loadout spout at its Gramercy, Louisiana plant, unless otherwise agreed between the parties; provided, however, that KACC's obligation to deliver Products to trucks shall be subject to the capabilities of KACC's equipment at the time of such delivery.

                  8.        MEASUREMENT.

                  Rail cars and trucks shall be check weighed at the expense of KACC to verify amounts delivered. Quantities shipped by rail car shall be measured by railroad scales approved by the appropriate state authority. Quantities of Products shipped by truck shall be measured on truck scales approved by the appropriate state authority. Additional weighing at any destination location shall be at the expense of Buyer. To the extent that quantities of Products are hereafter shipped by barge, the parties hereto shall agree upon a commercially feasible and acceptable method of measurement.

                  9.        TAXES.

                  All sales, use, or other taxes (excluding ad valorem taxes, franchise taxes, and taxes based upon the income of the parties) levied, assessed or imposed with respect to the sale or use or consumption of any product purchased hereunder shall be for the account of Buyer and shall be added to the then current price payable hereunder unless Buyer shall provide information reasonably satisfactory to KACC that no such taxes are payable. If Buyer wishes to contest the amount or validity of any such tax by appropriate administrative or legal proceedings, KACC shall cooperate with Buyer in such undertaking, provided that all costs and expenses of any such contest and/or any penalties, interest or other charges that shall accrue thereon by reason of any such contest will be borne by Buyer. All rebates or refunds with respect to such tax or the contest thereof shall be the property of Buyer.

                  10.       DEMURRAGE.

                  Buyer shall be obligated to pay for any rail car demurrage incurred in connection with Products.

                  11.       PAYMENT TERMS.

                  Payment for the Products delivered hereunder during any calendar month shall be due on the fifteenth (15th) day of the following calendar month or, if that day falls on a holiday, on the next banking business day.

                  12.       INVOICES AND OTHER DOCUMENTATION.

                  All invoices for Products delivered hereunder during any calendar month shall be sent to Buyer within three (3) business days after the end of such calendar month. All invoices shall refer to this Agreement and shall show the precise quantity of Products covered thereby. Oxygen processing fees, wetcake processing fees, and sulfate removal fees shall be invoiced to the Buyer on a monthly basis and shall be paid by the Buyer within fifteen (15) days of receipt of invoice. If KACC is required to estimate any component used in the calculation of the cost of any Product, it may do so and the price shall be adjusted when the estimated cost component is determined. KACC shall promptly invoice any additional amount payable on normal payment terms or refund any overcharge. No interest shall be payable thereon. KACC shall provide Buyer hereunder with the original or copies of bills of lading on shipments made by it pursuant to this Agreement. Buyer may use standard forms for the placing of orders, deliveries, etc. Any such forms are for administrative purposes only and shall not alter or amend this Agreement in any way.

                  13.       FORCE MAJEURE.

                           (a)   Provided that prompt notice of delay or failure
to deliver or receive Products hereunder is given by the party so affected to the other, followed by written confirmation as promptly as possible, any such delay or failure by either party in performance hereunder shall be excused to the extent such delay or failure is caused by the following events of force majeure ("Force Majeure"): demands, requests, decrees or restraints of Government, acts of God, strikes, lockouts or other labor disturbances (neither party shall be required to settle any labor matter against its own judgment), war, sabotage, fire, explosion, accident, breakdown of machinery or equipment, shortage or inability to obtain fuel, power, natural gas, raw materials, or equipment without litigation and at ordinary prices from usual sources, or any other cause or causes, beyond such party's reasonable control, whether similar or dissimilar to those already specified, which affect the production, transportation, delivery, use or consumption of any Products to be delivered hereunder or any material used in, or in connection with, their production, use or consumption.

                           (b)   Performance under this Agreement shall be
excused without liability during the continuance of the inability of the party to perform caused by Force Majeure, and the quantities specified in this Agreement shall be reduced to the extent of deliveries omitted. In no event shall KACC be obligated to deliver any product from any plant or facility other than its Gramercy, Louisiana plant, to replace the quantities not delivered due to events of Force Majeure.

                           (c)   If such an event of Force Majeure occurs and
Buyer enters into any other Agreements which are reasonably necessary to secure for Buyer alternative sources of supply, the quantities of product obtained under such alternative Agreements shall be applied to reduce the quantity required to be purchased under Section 1 of this Agreement during the term of such alternative Agreements.

                  14.      LIABILITIES AND RESPONSIBILITIES.

                  Full liability and responsibility for compliance with Federal, State, Municipal and local laws, ordinances, and regulations governing discharge, storage and handling of the Products, whether or not meeting specifications in accordance with this Agreement, shall be the responsibility of:

                           (a)   KACC, who shall hold Buyer harmless against any
claim, demand or causes of action for personal injury (including death) or property damage arising from or attributable to such Products through completion of delivery thereof at the F.O.B. point; and

                           (b)   Buyer, who shall hold KACC harmless against any
claim, demand or cause of action for personal injury (including death) or property damage arising from or attributable to the discharge, storage and handling of such product after delivery has been completed at the F.O.B. point.

                  15.      WARRANTY; LIMITATION.

                           (a)      KACC warrants that the Products sold by it
hereunder will be of good quality and workmanship, will meet and comply with all relevant specifications, and that title thereto will be transferred to Buyer free from any liens and encumbrances and that Buyer will acquire full title thereto.

                           (b)   EXCEPT AS SO PROVIDED, KACC MAKES NO
REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PRODUCTS SOLD BY IT PURSUANT TO THIS AGREEMENT.

                           (c)   All Products shall be analyzed by KACC to
determine whether such Products comply with the required specifications as set forth in Section 3. KACC shall inspect trucks and rail cars prior to being loaded with Products. Such inspections shall be conducted pursuant to inspection specifications to be determined by the parties hereto within a reasonable time after the execution of this Agreement. Subject to subsection (d) below, KACC shall only be responsible to replace Products which are contaminated or lost as a result of KACC's failure to reasonably inspect trucks and rail cars pursuant to the inspection specifications agreed upon by the parties. KACC shall, upon the request of Buyer, provide Buyer with samples of any particular delivery of Products to Buyer to permit Buyer to inspect such Products within a reasonable time thereafter. If on such inspection any such Products are found to be defective, Buyer shall promptly notify KACC so that such Products can be replaced as provided in Section 3. Failure to so notify KACC within a reasonable time after Buyer has delivered Products to its customers shall be deemed a waiver of Buyer's right to reject such Products. The parties acknowledge that Buyer may elect not to inspect Products being sold by Buyer to its merchant customers. Notwithstanding the foregoing language regarding inspection rights, the parties agree that Buyer shall have the right to permit its merchant customers of Products to inspect such Products on Buyer's behalf within a reasonable time after delivery of such Products to such customers. If on such inspection by one of Buyer's customers, any Products are found to have significantly different properties than those reported to Buyer in connection with the analysis performed by KACC, Buyer shall promptly notify KACC so that such Products can be replaced as provided in Section 3.

                           (d)   KACC shall not be liable for special, punitive,
incidental or consequential damages resulting from breach of warranty, delay of performance or other default hereunder. Except as provided in Section 3, KACC's liability and Buyer's remedy for action arising out of this Agreement is hereby limited to replacement of the non-conforming Products or payment in an amount not to exceed the agreed upon price of the Products for which damages are claimed, at Buyer's option.

                  16.      TERM.

                  The term of this Agreement shall be for a period beginning on the Effective Date and ending on December 31, 2012, unless earlier terminated pursuant to the terms hereof or by mutual agreement of the parties. Notwithstanding the foregoing, KACC may elect to terminate this Agreement, without liability to KACC, upon such date as KACC determines in its sole discretion that continuation of the operations of the Facility is no longer economically viable; provided, however, that Exhibit A to that certain Specialty Aluminas Sales Agreement between KACC and LCI, dated July 26, 1988, is hereby deemed to be fully applicable to the parties through September 30, 1994, it being the intent of the parties to aggregate the quantity of Products sold to Buyer hereunder with the quantity of Products sold to LCI under said Specialty Aluminas Sales Agreement in order to determine the applicability of said Exhibit A. In the event KACC does not elect to terminate this Agreement following a shutdown of the Facility, KACC may provide Products of substantially equivalent quantity and quality from another source in which it has an equity interest; provided, however, that the provisions of Article 4 shall continue to govern the pricing of such Products (with the dilution factor being the same as the dilution factor applicable to Products produced at the Facility subject to any adjustment thereto agreed upon by the parties in 1997) and KACC shall be responsible for any incremental freight and delivery charges incurred as a result of changing the source of Products hereunder.

                  17.      WAIVERS.

                  Failure of either party to insist, in any one or more instances, upon a strict performance of any of the terms of this Agreement, or the waiver by either party of any term or right or any default of the other party hereunder, will not be deemed or construed as a waiver of or a relinquishment for the future of any such term, right or default.

                  18.      AMENDMENTS.

                  This Agreement shall not be amended or modified except in writing signed by both parties hereto.

                  19.      NOTICES.

                  Any notices or other communications required or permitted hereunder shall be sufficient if given or sent by registered or certified mail, postage prepaid, to the following addresses or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed given as of the date upon which such notice or communication is first sent by telex, telecopier or other means of instantaneous communication, and simultaneously confirmed by mail in the manner specified above.

To KACC:         Kaiser Aluminum & Chemical Corporation
                 P. O. Box 3370
                 Gramercy, LA  70052
                 Attn: Director, Sales and Customer Relations, Alumina Business
                       Unit

                 with a copy to:

                 Kaiser Aluminum & Chemical Corporation
                 P. O. Box 3370
                 Gramercy, LA  70052
                 Attn: Legal Counsel, Alumina Business Unit

To Buyer:        Kaiser LaRoche Hydrate Partners
                 1111 Airline Highway 61
                 Gramercy, LA 70052
                 Attn: General Manager

                 with a copy to:

                 LaRoche Industries Inc.
                 1100 Johnson Ferry Road, N.E.
                 Atlanta, GA  30342
                 Attn: President

                 with an additional copy to:

                 LaRoche Industries Inc.
                 1100 Johnson Ferry Rd., N.E.
                 Atlanta, GA 30342
                 Attn: Corporate Counsel

          20.    GOVERNMENT REGULATIONS.

          KACC certifies that the Products delivered under this Agreement will be produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act of 1938, as amended, and of the regulations and orders of the Department of Labor issued under Section 14 thereof. The Equal Employment Opportunity Clause in Section 202, Paragraphs 1 through 7 of Executive Order 11246, as amended, relative to equal employment opportunity and the implementing rules and regulations of the office of Federal Agreement Compliance and each party's Certificate of Compliance as related to Government Agreements are incorporated herein by specific reference.

          21.    SUCCESSORS.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. KACC may, but shall not be obligated to, assign (including, without limitation, grant a security interest in) this Agreement to or for the benefit of one or more of its lenders, in which case this Agreement may be reassigned by such assignee or collateral agent to third parties. No such assignment by KACC to or for the benefit of one or more of its lenders or reassignment by such assignee or collateral agent shall relieve KACC of any of its obligations hereunder. Buyer may assign this Agreement in connection with a termination of the Partnership Agreement to any person (including LCI or KACC), who acquires, by purchase or otherwise, all or substantially all of the assets of Buyer provided that such acquiring person shall not further assign this Agreement without KACC's consent, and KACC may assign this Agreement to any successor-in-interest to the Facility; provided that each such assignee agrees to become a party to this Agreement. Except for the foregoing permitted assignments, this Agreement shall not be assignable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld. Any assignment in violation of this Agreement shall be void. In the event of any permitted assignment (other than an assignment by KACC to or for the benefit of one or more of it lenders or a reassignment by such assignee or collateral agent), the assigning party shall be relieved of all future obligations of performance hereunder, except to the extent such future performance relates to the period prior to the assignment.

          22.    PATENT INDEMNITY.

          KACC shall defend any suit or proceeding brought against Buyer based on a claim that manufacture, use or sale of the Products sold by KACC constitutes infringement of any United States Letters Patent, if notified promptly in writing and given authority and such information and assistance as KACC shall reasonably request (at KACC's expense) for the defense of same, and KACC shall pay all damages and costs awarded against Buyer in such suit or proceeding.

          23.    ATTORNEYS' FEES AND EXPENSES.

          If any litigation or arbitration shall be instituted in respect to this Agreement, the prevailing party shall be entitled to recover attorneys' fees and other costs and expenses of litigation or arbitration.

          24.    ENTIRE AGREEMENT.

          This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and there are no other understandings, representations or warranties of any kind except as expressly set forth herein.

          25.    GOVERNING LAW.

          All questions relating to the validity, interpretation, or performance of this Agreement shall be determined in accordance with the laws of the State of Louisiana.

          26.    HEADINGS.

          Italicized headings used herein are for convenience only and have no legal effect.

          27.    TERMINATION UPON DEFAULT.

          Subject to Article 16 hereof, this Agreement may be terminated by (a) KACC, if Buyer has failed to make payments required hereunder within ten (10) days following written notice from KACC with respect to such failure to pay, and
(b) either party hereto, if a material default shall be made by the other party and the defaulting party fails to cure such material default within thirty (30) days following written notice from the non-defaulting party, or within such longer period following such notice as is reasonably necessary to cure such default using diligent and good faith efforts, but in no event for a period in excess of ninety (90) days. Notwithstanding the foregoing, no termination shall occur under any circumstance with respect to matters disputed in good faith until completion of the arbitration process described in Article 28 hereof.

          28.    ARBITRATION.

          In the event of a good faith dispute between the parties hereto as to whether or not a party is in default in the due observance or performance of any covenant, condition or obligation of such party hereunder, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment may be entered in any court having jurisdiction thereof. Unless otherwise mutually agreed by the parties, any such arbitration shall be conducted in New Orleans, Louisiana.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            KAISER ALUMINUM & CHEMICAL
                                            CORPORATION,
                                            a Delaware corporation

Dated:  May 27th, 1997                      By/s/ Jeffrey W. Smith
                                              ----------------------------------
                                              Name:
                                              Its: Vice President



                                            KAISER LAROCHE HYDRATE PARTNERS,
                                            a Delaware general partnership,
                                            by its general partners:
                                            KAISER ALUMINUM & CHEMICAL
                                            CORPORATION, a  Delaware corporation

Dated:        , 1997                        By/s/ E. P. Miller
        ------                                ----------------------------------
                                               Name:
                                               Its: KLHP Chairman



                                            LaROCHE INDUSTRIES INC.,
                                            a Delaware corporation

Dated:        , 1997                        By /s/ Vincent R. Gurzo
        ------                                 -----------------------
                                               Name: Vincent R. Gurzo
                                               Its:  Vice President

                                                                    EXHIBIT A TO
                                    AMENDED AND RESTATED HYDRATE SALES AGREEMENT

                             HYDRATE SPECIFICATIONS
                             ----------------------

CHEMICAL PROPERTIES (WEIGHT % ON DRY BASIS)   %TYPICAL*              MAXIMUM
-------------------                           ---------              -------
SiO2                                          0.009                  0.014

Fe2O3                                         0.006                  0.010

Na2O                                          0.28                   0.40

Free Moisture                                 0.10                   0.20

Acid Insols                                   0.03                   0.10

Caustic Sed                                   0.11                   0.30

Leachable Soda                                0.007                  0.010

PHYSICAL PROPERTIES       % MINIMUM           %TYPICAL*              % MAXIMUM
-------------------       ---------           ---------              ---------

Screens
+325 mesh                 92.0                94-97                  ---
+100 mesh                 ----                6.0                    15.0

Reflectance               70.0**              74**                   ---


* The parties acknowledge that although the typical percentages set forth above are more stringent than the maximum percentages allowed in Hydrate, such typical percentages are typically the amounts of the designated properties which have historically been present in Hydrate over an extended period of time. It is the intent of the parties that such typical percentages should continue to be reflected in Hydrate over an extended period of time, while the maximum percentages apply on a shipment-by-shipment basis.

**       Subject to adjustment pursuant to Section 3(d) hereof.

                             WETCAKE SPECIFICATIONS
                             ----------------------

CHEMICAL PROPERTIES (WEIGHT % ON DRY BASIS) % TYPICAL*               MAXIMUM
-------------------                           ---------              -------
SiO2                                          0.009                  0.014

Fe2O3                                         0.006                  0.010

Na2O                                          0.28                   0.40

Free Moisture                                 8.0                    12.0

Acid Insols                                   0.03                   0.10

Caustic Sed                                   0.11                   0.30

Leachable Soda                                0.007                  0.010

PHYSICAL PROPERTIES       % MINIMUM           %TYPICAL*              % MAXIMUM
-------------------       ---------           ---------              ---------
Screens

   +325 mesh              92.0                94-97                  ---
   +100 mesh              ----                10.0                   20.0

Reflectance               70.0**              74**                   ---



* It is the intent of the parties that such typical percentages should continue to be reflected in Wetcake over an extended period of time, while the maximum percentages apply on a shipment-by-shipment basis.

**       Subject to adjustment pursuant to Section 3(d) hereof.


                                      A-2